As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-273285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Odysight.ai Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7373	47-4257143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 7A, Industrial Park, P.O. Box 3030

Omer, Israel 8496500

Tel: +972 73 370-4690

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry St.

Carson City, Nevada 89703

Tel: (775) 882-1013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aviram Hazak, Adv. Joshua Ravitz, Adv. Herzog, Fox & Neeman Law Offices Herzog Tower 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972 3 692 2020	Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3 636 6000

Approximate date of commencement of proposed sale to public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-1 (File No. 333-273285) (the “Registration Statement”), containing an updated prospectus with respect to the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 11,046,927 shares of common stock, par value $0.001 per share, of Odysight.ai Inc (the “Company”), consisting of 6,851,574 shares of common stock held by the Selling Stockholders and 4,195,353 shares of our common stock issuable upon exercise of warrants acquired by the Selling Stockholders in various private placement financings and third party equity purchases.

This Post-Effective Amendment No. 1 is being filed by the Company to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities covered by such Registration Statement is being registered in this registration statement. All filing fees payable in connection with the registration of the securities covered by such the Registration Statement were paid at the time of the original filing of the Registration Statement.

Information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 26, 2025

Odysight.ai Inc.

11,046,927

Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders named herein (the “Selling Stockholders”), or their pledgees, donees, transferees, or other successors-in-interest, of up to an aggregate of 11,046,927 shares of common stock of Odysight.ai Inc. (“Odysight.ai”), consisting of (i) up to 6,851,574 outstanding shares of common stock which are held by the Selling Stockholders as a result of private placement equity financings in Odysight.ai and third-party purchases, and (ii) an additional aggregate of 4,195,353 shares of common stock that the Selling Stockholders may acquire upon exercise of warrants that we have issued to them pursuant to private placement equity financings.

The shares of common stock and warrants to acquire shares of common stock were acquired in the following private placement equity financings and third party purchases: 1,923,575 shares of common stock in a third party purchase in 2023; 3,294,117 shares of common stock and 3,294,117 warrants to acquire shares of common stock in a private placement equity financing in 2023; 901,236 shares of common stock and 901,236 warrants to acquire shares of common stock in a private placement equity financing in 2021; 688,705 shares of common stock in a private placement equity financing in 2020; and 43,941 shares of common stock in a private placement equity financing in 2019.

The Selling Stockholders and, for each, the maximum number of shares of common stock and maximum percentage of beneficial ownership being offered pursuant to this prospectus are as follows: Moshe (Mori) Arkin, 7,131,609 shares of common stock representing approximately 37.7% of our total common stock outstanding; The Phoenix Holdings, 3,673,711 shares of common stock representing 20.5% of our total common stock outstanding; Lior Prosor, 33,333 shares of common stock representing 0.2% of our total common stock outstanding; Prof. Benad Goldwasser, 193,941 shares of common stock representing 1.2% of our total common stock outstanding; and Yehu Ofer, 14,333 shares of common stock representing 0.1% of our total common stock outstanding. For further information regarding the Selling Stockholders, refer to – “SELLING STOCKHOLDERS” below.

Among the Selling Stockholders is Mr. Moshe (Mori) Arkin, a director of the Company and our largest stockholder. Mr. Arkin, who beneficially owns 7,936,327 shares of our common stock representing approximately 41.9% of our total common stock outstanding, holds approximately 32.5% of the current voting power. As a result, Mr. Arkin will likely control any action requiring a stockholder vote and, were Mr. Arkin to sell shares pursuant to this offering, such sales could result in a change of control of the Company.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ODYS”. On September 25, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.55 per share. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 12 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered hereby. All net proceeds from the sale of these shares will go to the Selling Stockholders. However, we will receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash, or up to $27.4 million, if all the warrants issued to the Selling Stockholders are exercised for cash. For more information, refer to “USE OF PROCEEDS” below. We do not know when or in what amounts the Selling Stockholders may offer the shares of common stock for sale. The Selling Stockholders may sell any, all or none of the shares of common stock offered by this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2025.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Odysight.ai,” “the Company,” and “our Company” refer to Odysight.ai Inc. and all of our subsidiaries, including our wholly-owned subsidiaries, Odysight.ai Ltd. and D. VIEW Ltd., private companies organized under the laws of the State of Israel, and Odysight.Ai Eu S.r.l., a private company organized under the laws of Italy.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, including information incorporated by reference herein, is current only as of its date. You should also read this prospectus together with the additional information described under “Where You Can Find Additional Information.”

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ABOUT THIS PROSPECTUS

This prospectus, including information incorporated by reference herein, is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. The Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus, including information incorporated by reference herein, includes important information about us, the shares of common stock being offered by the Selling Stockholders and other information you should know before investing. This prospectus, including information incorporated by reference herein, does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus, including information incorporated by reference herein, together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, including information incorporated by reference herein. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus, including information incorporated by reference herein. The information contained in this prospectus, including information incorporated by reference herein, is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus, including information incorporated by reference herein, is accurate as of any other date.

The Selling Stockholders may offer and sell the shares of common stock covered by this prospectus directly to purchasers, through agents selected by the Selling Stockholders, or to or through underwriters or dealers. See “Plan of Distribution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our ability to scale up upon our operations, including market acceptance of our vision-based sensor products;

●	the amount and timing of future sales;

●	our ability to meet technical and quality specifications;

●	our ability to accurately estimate the future supply and demand for the Odysight TruVision solution and changes to various factors in our supply chain;

●	the market for adoption of vision-based sensor technologies;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, backlog, future revenue, capital requirements and need for additional financing;

●	our dependence on third parties;

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●	our financial performance;

●	the growth of regulatory requirements and incentives;

●	risks related to product liability claims or product recalls;

●	the overall global economic environment and trade tensions, including the adoption or expansion of economic sanctions, tariffs or trade restrictions;

●	the impact of competition and new technologies;

●	our plans to continue to invest in research and develop technology for new products;

●	our plans to potentially acquire complementary businesses;

●	the impact of any future pandemic on our business and on the business of our customers;

●	security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel; and

●	the increased expenses associated with being a listed public company on the Nasdaq Capital Market, or Nasdaq.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations including, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. You should read this prospectus, and the documents that we reference in and have filed as exhibits to this prospectus, completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the shares of common stock that may be sold from time to time, and our consolidated financial statements and the notes to them, all of which appear elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities.

Overview

We are a pioneer in the development, production and marketing of an innovative visual monitoring AI solution that deploys small visual sensors to monitor critical safety components in hard-to-reach locations and harsh environments, across various PdM, and CBM use cases. We aim to be the industry benchmark for real-time, visual-based machine and infrastructure health monitoring and predictive maintenance analysis through AI and machine learning data analytics.

The Odysight TruVision solution streams visual information to our processing unit, an in-platform, high-performance AI/machine learning computer, allowing maintenance and operations teams, on the ground and during operations, visibility into areas that are inaccessible under normal operating conditions or where conditions are not suitable for continuous real-time monitoring. The rich and informative data, continuously collected and analyzed by our solution on our secured cloud, provides customers with real-time failure / anomaly detection, events and data recordings, interfacing with platform mission systems and providing real-time alerts and streaming video or images, all while training our algorithms for ongoing improved accuracy and prediction capabilities. Our customers benefit from increased safety, a reduction in downtime, a more efficient data driven operation, increased mission readiness and lower maintenance costs for their monitored platforms, using the prediction capabilities of our solution to efficiently plan maintenance work on monitored components.

Our solution aims to enhance safety and minimizes downtime by enabling real-time visual analysis of any failure occurrences. Additionally, we leverage advanced big data analytics to offer predictive insights throughout the entire system lifecycle. This includes efficient spare parts management and intelligent performance predictions, ensuring optimal system reliability and efficiency.

The Odysight TruVision solution is successfully deployed by NASA, as we seek to reshape the aerospace, Industry 4.0, transportation and energy markets with a vison-based technology leveraging AI and machine learning to deliver innovative solutions that transform maintenance practices. As used in this Registration Statement, Industry 4.0, or I4.0, refers to the integration of advanced technologies into manufacturing and industrial processes to create smart, interconnected systems for improved efficiency and productivity.

Odysight solutions are already deployed in the aviation and medical sectors. Our customers include the Israeli Air Force, the Israeli Ministry of Defense, France-based Safran Aircraft Engines, a global international defense contractor, a leading Fortune 500 medical company as well as NASA. Historically, our revenue stream has been derived mainly from the medical sector. We have secured several contracts for our PdM and CBM systems with major government clients and defense and aviation companies.

Our Corporate History and Background

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc., or Intellisense. We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the internet. However, we were unable to execute our original business plan, develop significant operations or achieve commercial sales.

On January 10, 2019, we formed Canna Patch Ltd., or Canna Patch, an Israeli corporation. Canna Patch did not have any operations and, on December 4, 2019, we sold 100% of our holdings in Canna Patch.

On September 16, 2019, Intellisense and Xylo Technologies Ltd. (formerly Medigus Ltd.), an Israeli company traded on Nasdaq, or Xylo Technologies, entered into an exchange agreement pursuant to which, on December 30, 2019, we acquired from Xylo Technologies all of the issued and outstanding share capital of ScoutCam Ltd. On December 31, 2019, we changed our name to ScoutCam Inc. Following this acquisition, we integrated and fully adopted the acquired miniaturized imaging business into the company as our primary business activity.

On December 1, 2019, Xylo Technologies and Odysight.ai Ltd. consummated a certain Amended and Restated Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business. On May 18, 2020, we and Xylo Technologies entered into a certain Side Letter Agreement, whereby the parties agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and related documents.

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On April 20, 2020, Odysight.ai Ltd. entered into an Amended and Restated Intercompany Services Agreement with Xylo Technologies, which effectively amended and restated an intercompany services agreement dated May 30, 2019.

On June 5, 2023, we changed our name to Odysight.ai Inc. In addition, our trading symbol on the OTCQB was changed from “SCTC” to “ODYS”, effective as of February 13, 2024.

On February 28, 2024, we formed D. VIEW Ltd., a private company organized under the laws of the State of Israel and a wholly owned subsidiary of Odysight.ai Inc., to act as a local agent for the defense market in Israel.

On January 9, 2025, we formed an additional wholly-owned subsidiary, Odysight.Ai Eu S.r.l., a private company organized under the laws of Italy.

On February 11, 2025, our common stock began trading on the Nasdaq Capital Market under the symbol “ODYS”.

2019 Private Placement

In December 2019, the Company issued in a private placement a total of 379,269 units at a purchase price of $8.712 per unit. Each unit was comprised of two shares of common stock par value $0.001 per share, one Warrant A (as described below) and two Warrants B (as described below). The immediate proceeds (gross) from the issuance of the units amounted to approximately $3.3 million. Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of $5.355 per share during the 12-month period following the allocation. Each Warrant B was exercisable into one share of common stock of the Company at an exercise price of $8.037 per share during the 18-month period following the allocation.

2020 Private Placement

On May 18, 2020, the Company allocated in a private placement to Moshe Arkin a total of 229,569 units at a purchase price of $8.712 per unit. Each unit was comprised of two shares of common stock par value $0.001 per share, one Warrant A (as described below) and two Warrants B (as described below). Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of $5.355 per share during the 18-month period following the allocation. Each Warrant B was exercisable into one share of common stock of the Company at an exercise price of $8.037 per share during the 24-month period following the allocation. The gross proceeds from the issuance of all securities offered amounted to approximately $2 million. After deducting issuance costs, the Company received proceeds of approximately $1.9 million. Mr. Arkin currently serves as a director on our board of directors.

2021 Private Placement

On March 29, 2021, the Company issued 2,469,156 units to certain investors in consideration of $20 million. Each such unit consisted of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $10.35 per share (the “Exercise Price”). Each warrant in the offering is exercisable until the close of business on March 31, 2026. Pursuant to the terms of such warrants, following April 1, 2024, if the closing price of the common stock equal or exceeds 135% of the Exercise Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the March Warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of such warrants, in whole or in part, by delivering to these investors a notice of forced exercise.

2023 Private Placement

On March 27, 2023, we issued 3,294,117 units in consideration for an aggregate purchase price of approximately $14 million (the “2023 Private Placement”) to Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account), The Phoenix Insurance Company Ltd. (“Phoenix Insurance”) and Shotfut Menayot Israel – Phoenix Amitim (“Phoenix Amitim”), three of the Selling Stockholders included in this prospectus. Each unit in the offering consisted of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of US$5.50 per share. The warrants are immediately exercisable and will expire three (3) years from the date of issuance and are subject to customary adjustments. In connection with the 2023 Private Placement, we undertook to file a Registration Statement on Form S-1 with the SEC covering the resale of all shares of common stock issued pursuant to the 2023 Private Placement, including those shares of common stock to be held by the Selling Stockholders assuming the exercise of the warrants issued pursuant to the 2023 Private Placement, and any other shares of common stock and shares of common stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that the Registration Statement on Form S-1 would not include any shares of common stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. Mr. Arkin currently serves as a director on our board of directors.

2023 Stock Transfer Transaction

On June 1, 2023, a stock transfer agreement was entered into by and among Medigus Ltd., L.I.A. Pure Capital Ltd., Mr. Eli Yoresh and Ms. Cheli Menashe, as sellers, and M. Arkin (1999) Ltd., Phoenix Insurance, Phoenix Amitim, Lior Prosor, Prof. Benad Goldwasser and Mr. Yehu Ofer, as purchasers, each such purchaser a Selling Stockholder included in this prospectus (the “2023 Stock Transfer Transaction”). Pursuant to the 2023 Stock Transfer Transaction, the sellers sold an aggregate of 2,022,964 shares of our common stock to the purchasers for an aggregate total amount of $6.07 million (equal to $3.00 per share), with each of the sellers selling our common stock to the purchasers, as follows: (i) Medigus sold an aggregate of 1,924,575 share of our common stock, representing its entire beneficial ownership in the Company, as follows: M. Arkin (1999) Ltd. purchased 1,293,576 shares of our common stock (all of which except for 1,000 shares of common stock are being registered by us for resale under this registration statement on Form S-1), Phoenix Insurance purchased 65,000 shares of our common stock, Phoenix Amitim purchased 368,333 shares of our common stock, Mr. Lior Prosor purchased 33,333 shares of our common stock, Prof. Goldwasser purchased 150,000 shares of our common stock and Mr. Ofer purchased 14,333 shares of our common stock; (ii) L.I.A. Pure Capital Ltd. sold an aggregate of 78,900 shares of our common stock to M. Arkin (1999) Ltd. (none of which are being registered by us for resale under this registration statement on Form S-1); (iii) Mr. Eli Yoresh sold 11,156 shares of our common stock to M. Arkin (1999) Ltd. (none of which are being registered by us for resale under this registration statement on Form S-1); and (iv) Ms. Cheli Menashe sold 8,333 shares of our common stock to M. Arkin (1999) Ltd. (none of which are being registered by us for resale under this registration statement on Form S-1). Concurrently with the 2023 Stock Transfer Transaction, each of Mr. Arkin, Phoenix Insurance and Phoenix Amitim provided written consent to the inclusion in this registration statement on Form S-1 of the common stock acquired by each of the other purchasers in the 2023 Stock Transfer Transaction, including Prof. Goldwasser, Mr. Ofer and Mr. Prosor, and we have included in this registration statement on Form S-1 the common stock acquired by each of the purchasers in the 2023 Stock Transfer Transaction (except as to certain shares of common stock acquired by Mr. Arkin as indicated above). Prof. Goldwasser is chairman of our board of directors. Mr. Ofer is our chief executive officer. Following the 2023 Stock Transfer Transaction, Mr. Arkin, who currently serves as a director on our board of directors, beneficially owns approximately 41.9% of our outstanding shares of common stock.

Our Corporate Information

Our principal executive offices are located at Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. Our telephone number is +972 73 370 4690. Our website address is https://www.odysight.ai/. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

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THE OFFERING

Common stock offered by the Selling Stockholders	11,046,927 shares of common stock Assumes exercise of outstanding warrants to acquire 4,195,353 shares of common stock.

Nasdaq trading symbol	“ODYS”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered hereby. All net proceeds from the sale of these shares will go to the Selling Stockholders. However, we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or up to $27.4 million, if all warrants issued to the Selling Stockholders are exercised for cash. We intend to use any proceeds that we receive from the exercise of the warrants primarily for expanded research and development, increased sales and marketing, working capital and other general corporate purposes. See “Use of Proceeds.”

Common stock outstanding as of September 25, 2025 (does not include shares of common stock underlying outstanding warrants or options).	16,332,910 shares of common stock

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 4 of this prospectus for a discussion of risks related to this offering and information incorporated by reference herein.

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RISK FACTORS

Investing in our shares of common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, in addition to the other information included elsewhere in this prospectus, including the consolidated financial statements and the related notes incorporated by reference herein, before purchasing our shares of common stock. If any of the following risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our shares of common stock would likely decline and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to our Operations in Israel

Our headquarters and other significant operations are located in Israel and, therefore, our business, financial condition and results of operation may be adversely affected by political, economic and military instability in Israel.

Our offices and management team are located in Israel. Accordingly, our business and operations may be affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and Muslim based terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which from time to time have negatively affected business conditions in Israel.

On October 7, 2023, the Hamas organization launched a series of deadly terror attacks on civilian and military targets skirting the Gaza Strip in the southern part of Israel and fired rockets on many of the communities in southern and central Israel. Following the attack, Israel’s security cabinet declared war and commenced a military campaign in Gaza against Hamas. In addition, since the commencement of these events, there have been growing hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as various rebel militia groups in Syria and Iraq and the Houthi movement, which controls parts of Yemen. In addition, the Houthi movement launched attacks on commercial shipping in the Gulf of Aden and Red Sea, resulting in widespread rerouting of cargo ships and some shipping companies ceasing shipments to Israel. Israel has carried out a number of targeted strikes on sites belonging to these terror organizations and, in October 2024, Israel began ground operations against Hezbollah in Lebanon culminating in a ceasefire agreed to between Israel and Lebanon on November 27, 2024, the result of which is uncertain. In addition, following two direct attacks by Iran on Israel in 2024 involving hundreds of drones and missiles, the two countries fought a 12-day war in June 2025 that was triggered by large-scale preemptive Israeli airstrikes on Iranian nuclear and military sites. Iran retaliated with significant ballistic missile and drone attacks on Israel, leading to direct U.S. military intervention against Iranian nuclear sites before a U.S.-brokered ceasefire took effect.

The war has had significant economic, military and social consequences to Israel. To date the war has not had a material adverse effect on our business. While we have offices in Omer and Ramat Gan, Israel, neither of our sites is located near Israel’s relevant borders where the main impact of the war has been felt. Nevertheless, we have experienced some minor disruptions to our routine work, including some difficulties in traveling outside of Israel and occasional rocket fire on the municipalities where our offices are located, requiring our employees to take temporarily shelter for a few minutes at a time in on-site safe rooms. Pursuant to instructions from Israel’s Home Front Command, the Company’s offices were closed on certain days during the war with Iran. In addition, several of our executives and employees, including company officers such as our CEO, were called up to military reserve duty. As of the date of this prospectus, our CEO is subject to military reserve duty a few days a month. We have taken various measures to mitigate the effects of the war, including adopting work-from-home measures, increased employee overtime and third-party outsourcing where needed, and reviewing our business continuity plan. In addition, with the backdrop of the ongoing conflict, some of our clients and potential clients have not prioritized conducting transactions with us, and the war may have caused some delays in their finalizing purchase orders. We do not believe that such delays have had a material impact on our business.

In the case of material escalation of current conditions or the outbreak of a greater regional conflict, it is possible that there will be additional military reserve duty call-ups, which may negatively affect our business due to a shortage of skilled labor and loss of institutional knowledge. Were such an escalation to occur, the steps we have taken to mitigate the effects of the war may not be sufficient to prevent material adverse impacts our business, financial condition and results of operations.

It is currently not possible to predict the duration or severity of the ongoing war or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among other possible negative effects.

In addition, some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may do so if hostilities in Israel or political instability in the region continue or increase. In addition, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services. For example, Israeli defense companies were initially banned from participating in prestigious industry conferences in France during 2024; however, the bans were later overturned by French courts and did not impact our participation in such conferences. In addition, in January 2024 the International Court of Justice, or ICJ, issued an interim ruling in a case filed by South Africa against Israel alleging genocide amid and in connection with the war in Gaza, and ordered Israel to take measures to prevent genocidal acts, prevent and punish incitement to genocide, and take steps to provide basic services and humanitarian aid to civilians in Gaza, among others. On November 21, 2024, the International Criminal Court, or ICC, issued arrest warrants for Israeli Prime Minister Benjamin Netanyahu and former Israeli Minister of Defense Yoav Gallant based on allegations of war crimes including using starvation as a method of warfare, murder and other inhumane acts. Companies and businesses may terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ and ICC decisions. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as rulings by the ICJ, ICC and other international tribunals, may materially and adversely impact our business and supply chains.

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In the event that our facilities are damaged or our ongoing operations are disrupted as a result of hostile actions, our ability to deliver or provide products and services in a timely manner to meet our contractual obligations to customers and vendors could be materially and adversely affected. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business and could make it more difficult for us to raise capital. Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel, increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets and other changes in macroeconomic conditions. To date, the proposed changes to Israel’s judicial system have been substantially put on hold. If such changes are again pursued by the government and approved by the parliament, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if necessary.

Risks Related to this Offering

If our largest stockholder, Mr. Arkin, sells shares of common stock pursuant to this offering, such sales could result in a change of control of the Company.

Mr. Arkin, our largest stockholder, is registering for resale under this offering approximately 90% of the common stock that he beneficially owns. As a result of this offering, his shares will be freely tradeable and no longer subject to resale restrictions under Rule 144. If he sells a significant portion of his shares of common stock following this offering, his beneficial ownership of our common stock could decline to the point where he no longer is able to likely control the outcome of any action requiring a stockholder vote and a third party that purchases such shares could acquire control of the Company, resulting in a change of control.

Mr. Arkin acquired a substantial portion of the common stock subject to this offering in private placements from the Company approved while he was serving as a member of the board of directors, creating potential conflicts of interest related to this offering.

Mr. Arkin, our largest stockholder, is registering for resale under this offering 7,131,609 shares of common stock, which includes 2,352,941 shares of common stock and 2,352,941 shares of common stock underlying warrants acquired by Mr. Arkin in a private placement in March 2023. Mr. Arkin beneficially owned approximately 15.58% of our common stock at the time of the March 2023 private placement and was also a member of the board of directors at the time. The purchase price per unit (with each unit consisting of one share of common stock and one warrant to acquire an additional share of common stock) paid by Mr. Arkin, Phoenix Insurance and Phoenix Amitim in the March 2023 private placement was $4.25, with a warrant exercise price of $5.50. In addition, in the registration rights agreements entered into pursuant to the March 2023 private placement, we undertook not include in this prospectus any shares of common stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. We believe that such undertakings are common in registration rights agreements across the industry. Although he served as a director at the time of the board of director’s approval of the March 2023 private placement, Mr. Arkin neither participated in board discussions of nor voted on the 2023 private placement, which was first approved by the Company’s audit committee (consisting solely of independent directors) followed by the full board.

The number of shares of common stock that the Selling Stockholders can sell into the public markets pursuant to this prospectus is equal to a substantial portion of the Company’s public float. As a result, the resale of the shares of common stock pursuant to this prospectus could cause a significant decline in the trading price of the common stock.

We are registering for resale up to 11,046,927 shares of our common stock, consisting of (i) 6,851,574 shares of our common stock held by the Selling Stockholders and (ii) an additional aggregate of 4,195,353 shares of common stock that the Selling Stockholders may acquire upon exercise of warrants that we have issued to them pursuant to private placement equity financings. The Selling Stockholders will determine the timing, pricing and rate at which they sell such shares to the public following this offering. The number of shares of common stock that the Selling Stockholders may offer for resale pursuant to this prospectus represents approximately 53.8% of our outstanding shares of common stock, assuming that the warrants subject to this offering are exercised for cash. Given the substantial number of shares of common stock being registered in this offering, the resale by the Selling Shareholders of shares of common stock pursuant to this prospectus, or the perception in the market that the Selling Stockholders intend to sell their shares, may increase the volatility and/or cause a significant decline in the market price of the Company’s common stock.

Future resales of common stock may cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, including by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part. These sales, or the perception in the market that such sales can occur, could reduce the market price of our common stock and increase the volatility in the market price of our common stock. Further, the sale of a substantial portion of shares of our common stock could result in a change of control, which could impact the market price and liquidity of our common stock.

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USE OF PROCEEDS

All of the proceeds from the sale of any shares of common stock offered under this prospectus are for the account of the Selling Stockholders. Accordingly, we will not receive any proceeds from the sales of these securities, although we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or up to $27.4 million, if all warrants issued to the Selling Stockholders are exercised for cash. We intend to use any proceeds that we receive from the exercise of the warrants primarily for expanded research and development, increased sales and marketing, working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from the exercise of the warrants. We may find it necessary or advisable to use the net proceeds from the exercise of the warrants for other purposes, and we will have broad discretion in the application of net proceeds from the exercise of the warrants. To the extent that the net proceeds we receive from the exercise of the warrants are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock offered under this prospectus, whereas the Selling Stockholders will bear all brokerage commissions and similar selling expenses.

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DESCRIPTION OF CAPITAL STOCK

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our shares of common stock, par value $0.001. The following is a summary of some of the terms of our common stock based on our amended and restated articles of incorporation and our amended and restated bylaws. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our amended and restated articles of incorporation, our amended and restated bylaws as well as the Nevada Revised Statutes, or NRS, and any other documents referenced in the summary and from which the summary is derived.

Name of exchange on which registered

On February 11, 2025, our common stock began trading on the Nasdaq Capital Market under the symbol “ODYS”. Prior to such date, our common stock was quoted on the OTCQB under the same symbol, and, until February 13, 2024, was quoted on the OTCQB under the symbol “SCTC”.

Registration

Odysight.ai Inc. was incorporated on March 22, 2013 in the State of Nevada under the name Intellisense Solutions Inc.

Common Stock

We are authorized to issue up to a total of 300,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and the holders of common stock possess all voting power of our stockholders. Holders of common stock do not have cumulative voting rights.

Liquidation Rights

If any, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of shares of common stock are entitled to share equally and ratably in the assets of the Company to be distributed among the holders of outstanding shares of common stock.

Dividends

In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as our board of directors may from time to time determine. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the dividend.

Changing our Amended and Restated Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation may be amended or repealed in the manner prescribed by the NRS, and all rights conferred upon stockholders are granted subject to this reservation. Additionally, the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all the then outstanding shares of capital stock entitled to be voted at the meeting, present in person or represented by proxy, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles IV through XIII of our amended and restated articles of incorporation, and in addition to the affirmative vote of the holders of any class or series of the shares of capital stock required by law. Our amended and restated bylaws may be adopted, amended or repealed, and new bylaws made, by the board of directors, but our stockholders may make additional bylaws and may alter and repeal any bylaws, whether adopted by them or otherwise, by affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of the then outstanding shares of capital stock entitled to be voted at the meeting, present in person or represented by proxy.

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Board of Directors

Directors shall be divided into three classes. The initial first, second and third class directors shall serve terms of office expiring at the first, second and third annual meeting of stockholders following the initial classification of directors, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The board of directors is authorized to assign directors already in office to such classes as it may determine at the time the classification becomes effective.

In any election of directors, the persons (i) in contested elections receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected or (ii) in uncontested elections receiving a majority of the votes shall be deemed elected. The stockholders are expressly prohibited from cumulating their votes in any election of our directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Anti-Takeover Effects of Nevada Law and Our Amended and Restated Articles of Incorporation and Bylaws

General. Certain provisions of our amended and restated articles of incorporation and our amended and restated bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws and the applicable provisions of the NRS.

Advance Notice Requirements. Stockholders wishing to nominate or re-nominate persons for election to our board of directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in our amended and restated bylaws. Likewise, if our board of directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate or re-nominate persons for election to our board of directors at such special meeting must comply with certain advance notice and other requirements set forth in our amended and restated bylaws.

Special Meetings. Our amended and restated bylaws provide that special meetings of stockholders may only be called by the board of directors acting pursuant to a resolution approved by the affirmative vote by a majority of the directors then in office.

Board Vacancies. Any vacancy on our board of directors, howsoever resulting, may be filled by a majority vote of the directors then in office even if less than a quorum is present. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders, at which their successors are elected or appointed and the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal.

Removal of Directors. Our amended and restated bylaws provide that any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class. NRS 78.335 generally requires the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove an incumbent director.

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Nevada Anti-Takeover Statutes. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our amended and restated articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our amended and restated articles of incorporation include a provision electing that the Company be governed by these laws. These laws may have a chilling effect on certain transactions by for example discouraging companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such transactions may be in the interest of our stockholders, unless our amended and restated articles of incorporation or bylaws are amended to provide that these provisions generally do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares. However, at this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares at this time and will not until such time as these requirements have been met.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. Our amended and restated articles of incorporation include a provision electing that the Company not be governed by these laws.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent and registrar’s address is 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093. The transfer agent’s telephone number is (469) 633-0101.

Shares Eligible for Future Sale

Rule 144

●	Pursuant to Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

●	Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of total shares outstanding and the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a Rule 144 notice with respect to such sale.

These provisions are, in each case, dependent on the Company being subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 144(i)(1) also prohibits reliance on the rule for sales of restricted stock and any stock held by affiliates of the issuing company into the public market if the issuing company is now or at any time previously has been a “shell company”, unless the requirements of Rule 144(i)(2) are satisfied. Our Company had been a shell company prior to December 30, 2019, and we satisfied the requirements of Rule 144(i)(2).

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SELLING STOCKHOLDERS

Beneficial Ownership and Other Information

We are registering the resale of up to 6,851,574 outstanding shares of common stock which are held by the Selling Stockholders as a result of private placement equity financings in Odysight.ai and third-party purchases, and an additional aggregate of 4,195,353 shares of common stock that the Selling Stockholders may acquire upon exercise of warrants that we have issued to them pursuant to private placement equity financings. The shares of common stock and warrants to acquire common stock were acquired in the following private placement equity financings and third-party purchases:

Selling Stockholder	Shares from 2019 Private Placement	Shares from 2020 Private Placement	Shares from 2021 Private Placement	Warrants from 2021 Private Placement	Shares from 2023 Private Placement	Warrants from 2023 Private Placement	Shares from 2023 Stock Transfer Transaction
Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account)					2,352,941	2,352,941
M. Arkin (1999) Ltd		688,705	222,223	222,223			1,292,576
The Phoenix Insurance Ltd			101,852	101,852	141,176	141,176	65,000
Shotfut Menayot Israel Phoenix Amitim			577,161	577,161	800,000	800,000	368,333
Lior Prosor							33,333
Benad Goldwasser	43,941						150,000
Yehu Ofer							14,333
TOTAL	43,941	688,705	901,236	901,236	3,294,117	3,294,117	1,923,575

In this prospectus, the term “Selling Stockholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the shares of common stock covered by this prospectus after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The registration of the resale of the shares of common stock covered by this prospectus does not necessarily mean that the Selling Stockholders will acquire (if not already held by them) or resell any or all of those shares.

The information in the table below is based upon information provided by the Selling Stockholders. The percentage of common stock owned by each of the Selling Stockholders (including shares underlying warrants that we have issued to them pursuant to equity financings) is based on 16,332,910 shares of common stock outstanding as of September 25, 2025. To the best of our knowledge, the Selling Stockholders do not have an agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock at the time that they entered into the equity financing agreement under which they have been issued or may be issued such shares.

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Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After this Offering (3)
	Shares	Percentage	Prospectus(2)	Shares	Percentage
M. Arkin (1999) Ltd (4)	3,202,947	19.3%	2,425,727	777,220	4.7%
Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account) (5)	4,705,882	25.2%	4,705,882	-	-
The Phoenix Insurance Ltd.(6)	566,681	3.4%	551,056	15,625	*
Shotfut Menayot Israel Phoenix Amitim(7)	3,211,197	18.1%	3,122,655	88,542	*
Lior Prosor (8)	82,717	*	33,333	49,384	*
Benad Goldwasser (9)	772,978	4.6%	193,941	579,037	3.4%
Yehu Ofer (10)	471,827	2.8%	14,333	457,494	2.7%

*	Less than 1%.

(1)	The percentage of shares of common stock owned is based on 16,332,910 shares of common stock outstanding as of September 25, 2025.

(2)	Includes all shares of common stock issuable upon exercise of outstanding warrants, all of which shares may be sold in the offering under this prospectus.

(3)	We have assumed for purposes of the above table that all shares of common stock being registered for resale hereunder are sold by the relevant Selling Stockholders. There is no guarantee that any of those shares will actually be sold by the Selling Stockholders.

(4)	Based upon information contained in a Schedule 13G filed on March 6, 2025 by Mr. Arkin and M. Arkin (1999) Ltd. to report holdings as of February 10, 2025. The securities reported herein are held by M. Arkin (1999) Ltd., a company in which by Mr. Arkin serves as the chairman and sole shareholder, and over which shares of common stock Mr. Arkin may be deemed to have beneficial ownership. The securities reported herein consist of: (i) 2,959,143 shares of common stock, (ii) options to acquire 21,581 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 25, 2025 and (iii) warrants to acquire 222,223 shares of common stock that are current exercisable. The address of M. Arkin (1999) Ltd. Is 11 Hamenofim Street, Building B, 9th Floor Herzliya Pituach 46724 Israel.
(5)	Based upon information contained in a Schedule 13G filed on March 6, 2025 by Mr. Arkin and M. Arkin (1999) Ltd. to report holdings as of February 10, 2025. The securities reported herein are held by Phoenix Insurance Company Ltd. on behalf of Mr. Arkin and consist of: (a) 2,352,941 shares of common stock and (b) warrants to purchase 2,352,941 shares of common stock that are currently exercisable.

(6)	Based in part on information contained in a Schedule 13G filed on June 5, 2025 by Phoenix Financial Ltd. to report holdings as of March 31, 2025. The securities reported herein include 243,028 warrants to purchase shares of common stock that are currently exercisable. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(7)	Based in part on information contained in a Schedule 13G filed on June 5, 2025 by Phoenix Financial Ltd. to report holdings as of March 31, 2025. The securities reported herein include 1,377,161 warrants to purchase shares of common stock that are currently exercisable. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(8)	Includes warrants to purchase 24,692 shares of common stock, which are currently exercisable. The address for Mr. Prosor is 230 west 79th street New York, NY, 10024.

(9)	Includes (i) options to purchase 579,037 shares of common stock which are currently exercisable or will become exercisable within 60 days of September 25, 2025 and (ii) 75,000 shares of common stock beneficially owned directly by Prof. Goldwasser’s spouse.

(10)	Includes options to purchase 452,494 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 25, 2025.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the third anniversary of the closing of the 2023 Private Placement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A.

EXPERTS

The financial statements of Odysight.ai Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Prospectus, have been audited by Brightman Almagor Zohar & Co.,a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 26, 2025;

●	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 15, 2025 and August 13, 2025, respectively;

●	the Company’s Current Reports on Form 8-K (other than the information furnished pursuant to Item 2.02 or 7.01 thereof or related exhibits furnished pursuant to Item 9.01 thereof) filed with the SEC on January 27, 2025, February 11, 2025, February 18, 2025, March 14, 2025, and July 29, 2025; and

●	the description of our shares of common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 26, 2025, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Secretary, Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://www.odysight.ai/. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information in respect of our Company and the securities offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at http://www.sec.gov.

You may also obtain information about us by visiting our website at https://www.odysight.ai/. Information contained in our website is not part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$5,598
Legal fees and expenses	$170,000
Accounting fees and expenses	$25,000
Miscellaneous fees and expenses	$15,000
Total	$215,598

Under agreements between our Company and the Selling Stockholders, we have agreed to bear all costs, expenses and fees in connection with the registration of the shares of common stock offered under this prospectus.

Item 14. Indemnification of Directors and Officers.

Nevada law and certain provisions of our amended and restated bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities, which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our amended and restated bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

The Registrant has issued the following securities in recent offerings not registered under the Securities Act in the last three years:

On March 16, 2023, we entered into and consummated securities purchase agreements with (i) Phoenix Insurance Company Ltd., or Phoenix Insurance (for Mr. Arkin, who currently serves as a director on our board of directors, through his individual retirement account) and (ii) Phoenix Insurance and Shotfut Menayot Israel – Phoenix Amitim, or Phoenix Amitim, in connection with the sale and issuance of an aggregate of 3,294,117 units, at a purchase price of $4.25 per unit, and for an aggregate purchase price of $14,000,000. Each unit consists of: (i) one share of common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $5.50, or the Warrants. The Warrants are immediately exercisable and will expire three (3) years from the date of issuance and will be subject to customary adjustments. In connection with the private placement, we undertook to file this registration statement on Form S-1 with the SEC covering the resale of the shares of common stock issued pursuant to the private placement, the shares of common stock underlying the Warrants issued pursuant to the private placement, and any other shares of common stock and shares of common stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that this registration statement on Form S-1 would not include any shares of common stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. As with Mr. Arkin, Phoenix Insurance and Phoenix Amitim are existing stockholders of ours.

On July 16, 2024, we issued 2,144,583 shares of our common stock in a private placement in consideration for a purchase price of $4.80 per share, raising approximately $10.3 million (gross). Phoenix Underwriting Ltd. and Apex Capital Markets Ltd. acted as placement agents in Israel in the offering and GCM Capital Ltd., a UK limited company, acted as an advisor to us by assisting in the preparation of materials and coordination of the process. Investors in the private placement consisted of accredited and qualified investors under the Israeli Securities law, including existing stockholders Mr. Arkin, through a wholly-owned company, M. Arkin (1999) Ltd., and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim.

None of the foregoing transactions involved any underwriters, underwriting discounts or underwriting commissions, or any public offering. The shares of common stock and/or warrants in the transactions described above were issued pursuant to Regulation S of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit Description

1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to our Registration Statement on Form S-1 filed with the SEC on January 31, 2025)
2.1	Securities Exchange Agreement, dated September 16, 2019, by and among Medigus Ltd. and Intellisense Solutions Inc. (incorporated by reference to Exhibit 10.1 to the report on Form 8-K filed by Medigus Ltd. on September 17, 2019)
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 8, 2023)
4.1	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 26, 2025)
5.1*	Opinion of Greenberg Traurig, P.A. (including consent)
10.1+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 27, 2025)
10.2	Amended and Restated Asset Transfer Agreement, by and between Odysight.ai Ltd. and Medigus Ltd., dated December 1, 2019 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.3+	Consulting Agreement by and between Odysight.ai Ltd. and Prof. Benad Goldwasser, dated July 31, 2019 (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.4	2020 Share Incentive Plan (incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.5	2024 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed with the SEC on June 24, 2024)
10.6	Form of Notice of Option Grant and Option Agreement 2020 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.7	Form of Notice of RSU Grant and RSU Agreement 2020 Share Incentive Plan (incorporated by reference to Exhibit 10.5 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.8+	Employment Agreement of Eli Israeli, dated September 19, 2023 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1/A filed with the SEC on December 20, 2023)
10.9***	Addendum No. 1 to the Amended and Restated Asset Transfer Agreement, dated July 27, 2020, by and between Odysight.ai Ltd. and Medigus Ltd. (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form S-1/A filed with the SEC on October 19, 2021)
10.10+	Employment Agreement of Yehu Ofer, dated July 13, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 18, 2022)
10.11+	Employment Agreement of Jacob Avinu, entered into on July 23, 2025 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 29, 2025)
10.12	Stock Purchase Agreement, dated March 16, 2023, by and between Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.13	Stock Purchase Agreement, dated March 16, 2023, by and between Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.14	Form of Warrant to Purchase Shares of common stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.15	Registration Rights Agreement, dated March 16, 2023, among Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.16	Registration Rights Agreement, dated March 16, 2023, among Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.17+	Director Appointment and Service Agreement of Jackson Schneider, dated August 13, 2025 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on August 13, 2025)
10.18+	Employment Agreement of Einav Brenner, dated February 21, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 6, 2024)
10.19	Form of Subscription Order (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 15, 2024)
10.20+	Director Appointment and Service Agreement of Carlo Papa, dated September 16, 2024 (incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K filed with the SEC on March 26, 2025)
10.21+	Agreement between Carlo Papa and Odysight.ai EU, dated February 18, 2025 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed with the SEC on March 26, 2025)
10.22	Stock Transfer Agreement, dated June 1, 2023, by and among M. Arkin (1999) Ltd. and additional purchasers listed therein, and Medigus Ltd. and additional sellers listed therein (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form S-1 filed with the SEC on February 20, 2024)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1/A filed with the SEC on January 24, 2025)
23.1*	Consent Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm
23.2*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)
24.1**	Power of Attorney
107**	Filing Fee Table

*	Filed herewith
**	Previously filed
***	Certain confidential information contained in this exhibit, marked by brackets, was omitted because it is both (i) not material and (ii) would likely cause competitive harm to us if publicly disclosed. “[***]” indicates where the information has been omitted from this exhibit
+	Management contract or compensatory plan or arrangement

(b)	Financial Statement Schedules. Schedules have been omitted because the information required to be set out therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omer, State of Israel, on September 26, 2025.

ODYSIGHT.AI INC.

By:	/s/ Yehu Ofer
Name:	Yehu Ofer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehu Ofer	Chief Executive Officer	September 26, 2025
Yehu Ofer	(Principal Executive Officer)

/s/ Einav Brenner	Chief Financial Officer	September 26, 2025
Einav Brenner	(Principal Financial Officer)

*	Chairman of the Board	September 26, 2025
Benad Goldwasser

*	Director	September 26, 2025
Zeev Vurembrand

*	Director	September 26, 2025
Moshe (Mori) Arkin

*	Director	September 26, 2025
Inbal Kreiss

*	Director	September 26, 2025
Nir Nimrodi

*	Director	September 26, 2025
Jackson Schneider

*	Director	September 26, 2025
Ronit Rubin

*By:	/s/ Yehu Ofer
Yehu Ofer
Attorney in fact

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